Exhibit 23.1

July 25, 2016

Consent of PricewaterhouseCoopers LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our Auditor’s Report dated February 29, 2016 relating to Encana Corporation’s Consolidated Financial Statements as at December 31, 2015 and December 31, 2014 and for each of the three years in the period ended December 31, 2015 and effectiveness of internal control over financial reporting as at December 31, 2015, which appears in Encana Corporation’s Annual Report on Form 40-F for the year ended December 31, 2015.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Calgary, Alberta, Canada

PricewaterhouseCoopers LLP

111 5th Avenue SW Suite 3100, Calgary, Alberta, T2P 5L3

T: +1 403 509-7500, F: +1 403 781-1825, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.